Arthur Andersen

                                                                 EXHIBIT 15(b)












May 9, 2000


Georgia Power Company
241 Ralph McGill Boulevard, NE
Atlanta, Georgia  30308

Ladies and Gentlemen:

We are aware that Georgia Power Company has incorporated by reference in Registration Statement 333-75193 its Form 10-Q for the quarter ended March 31, 2000 which includes our report on Georgia Power Company dated May 9, 2000 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933 (the "Act"), such report is not considered a part of the Registration Statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

Very truly yours,


/s/  Arthur Andersen LLP